Exhibit 99.1

  For Immediate Release

Hasbro Reports Revenue, Operating Profit and Net Earnings

Growth for Third Quarter 2016

Highest Quarterly Revenue and Earnings in Hasbro History

•         Third quarter 2016 revenues grew 14% over 2015 to $1.68 billion, including a negative $2.8 million impact of foreign exchange;

•         Third quarter 2016 revenues grew in all major operating segments:  The U.S. and Canada segment increased 16%; International segment increased 13%, including a negative $3.0 million impact of foreign exchange; The Entertainment and Licensing segment increased 8%;

•         Growth in Boys, Games and Girls categories; Franchise Brand revenues up 2% with growth in MAGIC: THE GATHERING, NERF, TRANSFORMERS and PLAY-DOH; Partner Brand revenues grew 19% driven by DISNEY PRINCESS and DISNEY’S FROZEN, DREAMWORKS’ TROLLS and YO-KAI WATCH;

•         Operating profit increased 19% and net earnings increased 24% to $257.8 million or $2.03 per diluted share;

•         Company returned $112.4 million to shareholders in the quarter; $64.0 million in dividends and $48.4 million in share repurchases.

Pawtucket, R.I., October 17, 2016 -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the third quarter 2016.  Net revenues for the third quarter 2016 increased 14% to $1.68 billion versus $1.47 billion in 2015.  Third quarter 2016 revenues include a negative $2.8 million impact from foreign exchange.

Net earnings for the third quarter 2016 increased 24% to $257.8 million, or $2.03 per diluted share, compared to $207.6 million, or $1.64 per diluted share, in 2015.  Adjusted net earnings for the third quarter 2015 were $200.5 million, or $1.58 per diluted share. These exclude a pre-tax gain of $9.9 million, or $0.06 per diluted share, from the third quarter 2015 sale of the Company’s manufacturing operations in East Longmeadow, MA and Waterford, Ireland.

“Innovative play experiences, engaging storytelling and global execution of Hasbro’s Brand Blueprint continues to drive consumer and retailer demand for our brand portfolio,” said Brian Goldner, Hasbro’s Chairman, President and Chief Executive Officer.  “2016 has been a strong year, including our third quarter – which marked the greatest revenue and earnings quarter in Hasbro’s history.  We are well positioned for what we believe will be a good holiday season.”

“Throughout 2016 the Hasbro team has delivered strong financial performance, in terms of revenues and earnings growth, supported by a solid balance sheet enabling our business growth,” said Deborah Thomas, Hasbro’s Chief Financial Officer.  “The strength of our business enabled us to continue investing in growing Hasbro for the long term, while returning $112 million to shareholders in the quarter.”

Third Quarter 2016 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	Q3 2016	Q3 2015	% Change	Q3 2016	Q3 2015	% Change
U.S. and Canada	$932.8	$803.8	+16%	$228.0	$187.1	+22%
International	$690.7	$612.6	+13%	$133.1	$114.2	+17%
Entertainment and Licensing	$56.1	$52.1	+8%	$14.1	$16.2	-13%

Third quarter 2016 U.S. and Canada segment net revenues increased 16% to $932.8 million compared to $803.8 million in 2015. Revenue growth in the Girls and Games category more than offset declines in the Boys and Preschool categories. The U.S. and Canada segment reported 22% operating profit growth to $228.0 million, or 24.4% of net revenues, compared to $187.1 million, or 23.3% of net revenues, in 2015.

International segment net revenues increased 13% to $690.7 million compared to $612.6 million in 2015.  Revenues grew in the Boys, Girls and Preschool categories, and was flat in the Games category.  On a regional basis, Europe grew 16%, Latin America increased 9%, and Asia Pacific was up 1%.  Emerging markets revenues increased 16% in the quarter.  Excluding an unfavorable $3.0 million impact of foreign exchange (FX), International segment revenues grew 13%, increasing 17% in Europe ($0.5 million negative FX impact), 12% in Latin America ($3.2 million negative FX impact) and 1% in Asia Pacific ($0.7 million favorable FX impact).  Emerging markets increased approximately 15% absent the impact of foreign exchange.  As reported, International segment operating profit grew 17% to $133.1 million, or 19.3% of net revenues, compared to $114.2 million, or 18.6% of net revenues, in 2015.

Entertainment and Licensing segment net revenues increased 8% to $56.1 million compared to $52.1 million in 2015, driven by growth in Consumer Products and Digital Gaming. The Entertainment and Licensing segment operating profit decreased 13% to $14.1 million, or 25.1% of net revenues, compared to $16.2 million, or 31.2% of net revenues, in 2015.

Third Quarter 2016 Product Category Performance

	Net Revenues ($ Millions)
	Q3 2016	Q3 2015	% Change	Nine Months 2016	Nine Months 2015	% Change
Boys	$605.5	$593.1	+2%	$1,297.4	$1,206.1	+8%
Games	$409.5	$363.5	+13%	$868.4	$810.7	+7%
Girls	$462.0	$294.8	+57%	$799.7	$539.4	+48%
Preschool	$202.8	$219.6	-8%	$424.5	$425.9	--

Boys category revenues for the third quarter increased 2% to $605.5 million.  Revenue growth in the quarter was driven by gains in Franchise Brand NERF and TRANSFORMERS, as well as shipments of YO-KAI WATCH.

Games category revenues for the third quarter increased 13% to $409.5 million, behind growth in multiple gaming formats including face-to-face gaming, off-the-board gaming and digital gaming.  Franchise Brand MAGIC: THE GATHERING revenues increased in the quarter, along with growth in PIE FACE, DUEL MASTERS and a number of other brands.

Girls category revenues for the third quarter increased 57% to $462.0 million.  The category benefited from shipments of Hasbro’s line of DISNEY PRINCESS and DISNEY’S FROZEN fashion and small dolls and DREAMWORKS’ TROLLS as well as growth in BABY ALIVE and FURBY products.

Preschool category revenues for the third quarter declined 8% to $202.8 million.  Revenue growth in Franchise Brand PLAY-DOH was more than offset by declines in PLAYSKOOL HEROES and core PLAYSKOOL items.

Dividend and Share Repurchase

The Company paid $64.0 million in cash dividends to shareholders during the third quarter 2016.  The next quarterly cash dividend payment of $0.51 per common share is scheduled for November 15, 2016 to shareholders of record at the close of business on November 1, 2016.

During the third quarter, Hasbro repurchased 598,800 shares of common stock at a total cost of $48.4 million and an average price of $80.87 per share.  Through the first three quarters, the Company repurchased 1,344,411 shares of common stock at a total cost of $106.2 million and an average price of $78.97 per share.  At quarter-end, $373.1 million remained available in the current share repurchase authorization.

Conference Call Webcast

Hasbro will webcast its third quarter 2016 earnings conference call at 8:30 a.m. Eastern Time today.  To listen to the live webcast and access the accompanying presentation slides, please go to http://investor.hasbro.com.   The replay of the call will be available on Hasbro’s web site approximately 2 hours following completion of the call.

Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play Experiences. From toys and games to television, movies, digital gaming and consumer products, Hasbro offers a variety of ways for audiences to experience its iconic brands, including NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, LITTLEST PET SHOP and MAGIC: THE GATHERING, as well as premier partner brands. The Company's Hasbro Studios and its film label, Allspark Pictures, are building its brands globally through great storytelling and content on all screens. Through its commitment to corporate social responsibility and philanthropy, Hasbro is helping to make the world a better place for children and their families. Learn more at www.hasbro.com, and follow us on Twitter

(@Hasbro & @HasbroNews) and Instagram (@Hasbro).  © 2016 Hasbro, Inc. All Rights Reserved.

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s potential performance in the future, including with respect to anticipated future benefits from investments in the Company’s business and strategic efforts to grow the Company’s brand portfolio and content delivery over the longer-term, and the Company’s ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company’s costs; (ii) downturns in economic conditions affecting the Company’s markets which can negatively impact the Company’s retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income and spending, including lower spending on purchases of the Company’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) potential difficulties or delays the Company may experience in implementing cost savings and efficiency enhancing initiatives; (v) other economic and public health conditions or regulatory changes in the markets in which the Company and its customers and suppliers operate which could create delays or increase the Company’s costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vi) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (vii) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers or changes in their purchasing or selling patterns; (viii) consumer interest in and acceptance of the Discovery Family Channel, and programming created by Hasbro Studios, and other factors impacting the financial performance of the network and Hasbro Studios; (ix) the inventory policies of the Company’s retail customers, including retailers’ potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (x) delays, increased costs or difficulties associated with any of our or our partners’ planned digital applications or media initiatives; (xi) work disruptions, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xii) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xiii) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to offer Company products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xiv) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of products into and out of China, the cost of producing products in China and exporting them to other countries; (xv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvi) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for the

Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xvii) the impact of litigation or arbitration decisions or settlement actions; and (xviii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission (“SEC”) filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This press release includes non-GAAP financial measures as defined under SEC rules. Other companies may calculate these measures differently. These non-GAAP financial measures include EBITDA.  EBITDA represents net earnings attributable to Hasbro, Inc. excluding net loss attributable to noncontrolling interests, interest expense, income taxes, depreciation and amortization. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions.

The press release also includes certain of the Company’s 2015 cost and expenses, income tax expense,  net earnings, and diluted earnings per share excluding the impact of the sale of the Company’s manufacturing operations in East Longmeadow, MA and Waterford, Ireland.  Management believes that the presentation excluding the impact of the sale better reflects the results of the underlying operations of the Company. In addition, the press release includes the increases in the Company’s International segment and certain region net revenues excluding the impact of changes in exchange rates.  The impact of changes in exchange rates is calculated by translating the 2016 local currency revenues at 2015 actual rates and comparing this amount to the 2016 reported revenues. Management believes that the presentation excluding the impact of exchange rate changes provides information that is helpful to an investor’s understanding of the underlying business performance absent exchange rate fluctuations which are beyond the Company’s control.  These measures should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

HAS-E

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Thousands of Dollars)
	Sept. 25, 2016	Sept. 27, 2015
ASSETS
Cash and Cash Equivalents	$830,372	$551,292
Accounts Receivable, Net	1,452,931	1,390,274
Inventories	607,701	447,090
Other Current Assets	249,394	320,895
Total Current Assets	3,140,398	2,709,551
Property, Plant and Equipment, Net	247,231	219,656
Other Assets	1,560,929	1,637,940
Total Assets	$4,948,558	$4,567,147

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS
AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$178,666	$113,970
Current Portion of Long-term Debt	349,611	-
Payables and Accrued Liabilities	1,080,853	925,599
Total Current Liabilities	1,609,130	1,039,569
Long-term Debt	1,198,461	1,546,796
Other Liabilities	364,378	396,772
Total Liabilities	3,171,969	2,983,137
Redeemable Noncontrolling Interests	34,829	41,173
Total Shareholders' Equity	1,741,760	1,542,837
Total Liabilities, Redeemable Noncontrolling Interests and Shareholders' Equity	$4,948,558	$4,567,147

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Thousands of Dollars and Shares Except Per Share Data)	Quarter Ended				Nine Months Ended

	Sept. 25, 2016	% Net Revenues	Sept. 27, 2015	% Net Revenues	Sept. 25, 2016	% Net Revenues	Sept. 27, 2015	% Net Revenues
Net Revenues	$1,679,757	100.0%	$1,470,997	100.0%	$3,389,882	100.0%	$2,982,155	100.0%
Costs and Expenses:
Cost of Sales	658,986	39.2%	579,149	39.4%	1,270,902	37.5%	1,122,283	37.6%
Royalties	134,294	8.0%	113,950	7.7%	273,671	8.1%	230,108	7.7%
Product Development	70,083	4.2%	64,793	4.4%	190,918	5.6%	174,299	5.8%
Advertising	154,132	9.2%	142,029	9.7%	320,948	9.5%	288,136	9.7%
Amortization of Intangibles	8,691	0.5%	9,031	0.6%	26,073	0.8%	35,330	1.2%
Program Production Cost Amortization	6,282	0.4%	11,496	0.8%	17,501	0.5%	29,812	1.0%
Selling, Distribution and Administration	285,188	17.0%	247,022	16.8%	756,978	22.3%	668,955	22.4%
Operating Profit	362,101	21.6%	303,527	20.6%	532,891	15.7%	433,232	14.5%
Interest Expense	24,305	1.4%	24,045	1.6%	72,263	2.1%	72,816	2.4%
Other (Income) Expense, Net	(8,528)	-0.5%	(5,135)	-0.3%	(11,929)	-0.4%	(12,162)	-0.4%
Earnings Before Income Taxes	346,324	20.6%	284,617	19.3%	472,557	13.9%	372,578	12.5%
Income Taxes	90,162	5.4%	78,242	5.3%	120,005	3.5%	100,100	3.4%
Net Earnings	256,162	15.2%	206,375	14.0%	352,552	10.4%	272,478	9.1%
Net Loss Attributable to Noncontrolling Interests	(1,636)	-0.1%	(1,224)	-0.1%	(6,103)	-0.2%	(3,597)	-0.1%
Net Earnings Attributable to Hasbro, Inc.	$257,798	15.3%	$207,599	14.1%	$358,655	10.6%	$276,075	9.3%

Per Common Share
Net Earnings Attributable to Hasbro, Inc.
Basic	$2.05		$1.66		$2.86		$2.21
Diluted	$2.03		$1.64		$2.82		$2.18

Cash Dividends Declared	$0.51		$0.46		$1.53		$1.38

Weighted Average Number of Shares
Basic	125,500		125,100		125,414		125,016
Diluted	127,178		126,917		127,056		126,689

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Thousands of Dollars)

	Nine Months Ended
	Sept. 25, 2016	Sept. 27, 2015
Cash Flows from Operating Activities:
Net Earnings	$352,552	$272,478
Non-cash Adjustments	197,665	174,372
Changes in Operating Assets and Liabilities	(396,436)	(377,292)
Net Cash Provided by Operating Activities	153,781	69,558

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(103,639)	(97,873)
Investments and Dispositions	(12,436)	15,632
Other	25,576	23,447
Net Cash Utilized by Investing Activities	(90,499)	(58,794)

Cash Flows from Financing Activities:
Net Proceeds from (Repayments of) Short-term Borrowings	14,160	(138,101)
Purchases of Common Stock	(104,273)	(74,110)
Stock-based Compensation Transactions	57,227	43,733
Dividends Paid	(185,265)	(168,393)
Other	762	928
Net Cash Utilized by Financing Activities	(217,389)	(335,943)

Effect of Exchange Rate Changes on Cash	7,729	(16,696)

Cash and Cash Equivalents at Beginning of Year	976,750	893,167

Cash and Cash Equivalents at End of Period	$830,372	$551,292

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)	Quarter Ended			Nine Months Ended
	Sept. 25, 2016	Sept. 27, 2015	% Change	Sept. 25, 2016	Sept. 27, 2015	% Change
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$932,844	$803,824	16%	$1,802,391	$1,534,697	17%
Operating Profit	228,034	187,052	22%	364,322	275,622	32%
Operating Margin	24.4%	23.3%		20.2%	18.0%

International Segment:
External Net Revenues	690,745	612,645	13%	1,436,911	1,281,118	12%
Operating Profit	133,075	114,206	17%	165,582	141,470	17%
Operating Margin	19.3%	18.6%		11.5%	11.0%

Entertainment and Licensing Segment:
External Net Revenues	56,130	52,139	8%	150,521	160,410	-6%
Operating Profit	14,095	16,245	-13%	33,367	40,090	-17%
Operating Margin	25.1%	31.2%		22.2%	25.0%

International Segment Net Revenues by Major Geographic Region
Europe	$452,834	$389,024	16%	$905,081	$770,555	17%
Latin America	154,985	141,901	9%	307,949	297,877	3%
Asia Pacific	82,926	81,720	1%	223,881	212,686	5%
Total	$690,745	$612,645		$1,436,911	$1,281,118

Net Revenues by Product Category
Boys	$605,452	$593,094	2%	$1,297,358	$1,206,118	8%
Games	409,528	363,470	13%	868,373	810,748	7%
Girls	462,021	294,785	57%	799,700	539,401	48%
Preschool	202,756	219,648	-8%	424,451	425,888	0%
Total Net Revenues	$1,679,757	$1,470,997		$3,389,882	$2,982,155

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Thousands of Dollars)

Net Earnings and Earnings per Share Excluding Gain on Sale of Manufacturing Operations

		Quarter Ended
			Diluted		Diluted
		Sept. 25,	Per Share	Sept. 27,	Per Share
		2016	Amount	2015	Amount
Net Earnings Attributable to Hasbro, Inc., as Reported		$257,798	$2.03	$207,599	$1.64
Gain on Sale of Manufacturing Operations		-	-	(7,050)	(0.06)
Net Earnings Attributable to Hasbro, Inc., as Adjusted		$257,798	$2.03	$200,549	$1.58

		Nine Months Ended
			Diluted		Diluted
		Sept. 25,	Per Share	Sept. 27,	Per Share
		2016	Amount	2015	Amount
Net Earnings Attributable to Hasbro, Inc., as Reported		$358,655	$2.82	$276,075	$2.18
Gain on Sale of Manufacturing Operations		-	-	(7,050)	(0.06)
Net Earnings Attributable to Hasbro, Inc., as Adjusted		$358,655	$2.82	$269,025	$2.12

The line items impacted by the gain on sale and the impact on the line excluding the gain as a percentage of revenues is as follows:

	As Reported	% Net Revenues	Less Gain on Sale on Manufacturing Operations	Excluding Gain on Sale of Manufacturing Operations	% Net Revenues
Quarter ended
September 27, 2015
Selling, Distribution and Administration	$247,022	16.8%	$3,061	$250,083	17.0%
Other (Income) Expense, Net	(5,135)	-0.3%	6,832	1,697	0.1%
Tax expense	78,242	5.3%	2,843	75,399	5.1%

Nine months ended
September 27, 2015
Selling, Distribution and Administration	$668,955	22.4%	$3,061	$672,016	22.5%
Other (Income) Expense, Net	(12,162)	-0.4%	6,832	(5,330)	-0.2%
Tax expense	100,100	3.4%	2,843	97,257	3.3%

		Quarter Ended		Nine Months Ended
		Sept. 25,	Sept. 27,	Sept. 25,	Sept. 27,
Reconciliation of EBITDA		2016	2015	2016	2015
Net Earnings Attributable to Hasbro, Inc.		$257,798	$207,599	$358,655	$276,075
Net Loss Attributable to Noncontrolling Interests		(1,636)	(1,224)	(6,103)	(3,597)
Interest Expense		24,305	24,045	72,263	72,816
Income Taxes		90,162	78,242	120,005	100,100
Depreciation		32,236	35,644	89,327	86,393
Amortization of Intangibles		8,691	9,031	26,073	35,330
EBITDA		$411,556	$353,337	$660,220	$567,117